Exhibit 15.1

March 9, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 19, 2004, except Note 14 as to which the date is May 7, 2004; July 23, 2004, except Note 16 as to which the date is August 3, 2004; and October 22, 2004, except for Notes 9 and 16 as to which the date is November 9, 2004, on our review of interim financial information of WellPoint Health Networks Inc. (the “Company”) for the three-month periods ended March 31, 2004 and 2003, the six-month periods ended June 30, 2004 and 2003 and the nine-month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, are incorporated by reference in this Registration Statement.

Very truly yours,

/S/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP